$319,795,465

                           RALI SERIES 2006-QS1 TRUST

                                     ISSUER

                        RESIDENTIAL ACCREDIT LOANS, INC.

                                    DEPOSITOR

                         RESIDENTIAL FUNDING CORPORATION

                                 MASTER SERVICER

        MORTGAGE ASSET-BACKED PASS-THROUGH CERTIFICATES, SERIES 2006-QS1

                        Supplement dated January 27, 2006
                                       to
                  Prospectus Supplement dated January 25, 2006
                                       to
                        Prospectus dated January 24, 2006

        Capitalized terms used in this supplement are defined in the prospectus supplement dated January 25, 2006, to which this supplement is attached.

        The prospectus supplement is hereby revised to include the following.


                                     ANNEX I
                      MORTGAGE LOAN STATISTICAL INFORMATION


                 CREDIT SCORE DISTRIBUTION OF THE MORTGAGE LOANS

                                 NUMBER OF                   PERCENT OF   AVERAGE       WEIGHTED
                                 MORTGAGE      PRINCIPAL     MORTGAGE     PRINCIPAL     AVERAGE
CREDIT SCORE RANGE                 LOANS        BALANCE        LOANS       BALANCE     LTV RATIO
620 - 639......................       40     $ 7,604,485         2.35%   $190,112          73.61%
640 - 659......................       69      16,229,101         5.01     235,204          72.65
660 - 679......................      138      36,760,693        11.35     266,382          73.15
680 - 699......................      292      62,756,227        19.38     214,919          76.05
700 - 719......................      224      51,731,877        15.97     230,946          75.61
720 - 739......................      197      45,413,460        14.02     230,525          77.43
740 - 759......................      185      40,751,093        12.58     220,276          76.29
760 - 779......................      124      34,007,423        10.50     274,253          73.15
780 - 799......................      101      23,534,995         7.27     233,020          72.37
800 or greater.................       29       5,054,230         1.56     174,284          72.20
  Total, Average or Weighted
Average......................      1,399     $323,843,584      100.00%   $231,482          75.02%


        The minimum and maximum credit scores of the mortgage loans were 620 and 818, respectively, and the weighted average Credit Score of the mortgage loans will be approximately 717.

                   OCCUPANCY TYPES OF THE MORTGAGED PROPERTIES

                                                                                WEIGHTED    WEIGHTED
                             NUMBER OF                   PERCENT OF  AVERAGE     AVERAGE    AVERAGE
                             MORTGAGE      PRINCIPAL     MORTGAGE    PRINCIPAL   CREDIT     LTV
OCCUPANCY                      LOANS        BALANCE        LOANS     BALANCE      SCORE      RATIO
Primary Residence.......         918     $242,489,239       74.88%   $264,149      715        75.52%
Second/Vacation.........          57       16,182,253        5.00                  712        69.99
                                                                     283,899
Non Owner-occupied......         424       65,172,091       20.12                  726        74.40
                                                                     153,708
  Total, Average or Weighted
Average.................       1,399     $323,843,584      100.00%   $             717        75.02%
                                                                     231,482


                          PURPOSE OF THE MORTGAGE LOANS
---------------------------------------------------------------------------------------------------------------

                                                                                 WEIGHTED
                                NUMBER OF                PERCENT OF   AVERAGE    AVERAGE    WEIGHTED
                                MORTGAGE     PRINCIPAL    MORTGAGE    PRINCIPAL  CREDIT     AVERAGE
LOAN PURPOSE                      LOANS       BALANCE       LOANS      BALANCE     SCORE    LTV RATIO
Purchase..................           876    $195,782,468     60.46%    $223,496      726        78.36%
Rate/Term Refinance.......           224     47,352,196      14.62      211,394      699        71.55
Equity Refinance..........           299     80,708,920      24.92      269,929      707        68.92
  Total, Average or Weighted
Average...................         1,399    $323,843,584    100.00%    $231,482      717        75.02%



===============================================================================================================









                 MORTGAGED PROPERTY TYPES OF THE MORTGAGE LOANS

                                                              PERCENT               WEIGHTED
                                     NUMBER OF                   OF      AVERAGE    AVERAGE     WEIGHTED
                                     MORTGAGE    PRINCIPAL    MORTGAGE   PRINCIPAL  CREDIT      AVERAGE
PROPERTY TYPE                          LOANS      BALANCE       LOANS     BALANCE     SCORE     LTV RATIO
Single-family detached..........         859    $198,242,475     61.22%   $230,783     715        74.41%
Planned Unit Developments                213      60,703,030     18.74     284,991     714        75.05
(detached)......................
Two-to-four family units........         145      29,549,415      9.12     203,789     729        75.11
Condo Low-Rise (less than 5              106      22,284,919      6.88     210,235     728        78.25
stories)........................
Planned Unit Developments                 30       6,434,511      1.99     214,484     731        79.95
(attached)......................
Townhouse.......................          33       2,982,701      0.92      90,385     729        82.17
Condo High-Rise (9 stories or more)        5       1,453,599      0.45     290,720     700        72.81
Condo Mid-Rise (5 to 8 stories).           4         797,953      0.25     199,488     738        67.91
Leasehold.......................           2         752,900      0.23     376,450     682        75.32
Cooperative Units...............           1         418,081      0.13     418,081     657        70.00
Condotel (1 to 4 stories).......           1         224,000      0.07     224,000     794        80.00
  Total, Average or Weighted
-----------------------------------    1,399    $323,843,584    100.00%   $231,482     717        75.02%
Average.........................





---------------------------------------------------------------------------------------------------------------

                   GEOGRAPHIC DISTRIBUTION OF THE MORTGAGED PROPERTIES OF THE MORTGAGE LOANS


                                                     PERCENT                WEIGHTED    WEIGHTED
                          NUMBER OF                     OF      AVERAGE      AVERAGE    AVERAGE
                          MORTGAGE     PRINCIPAL     MORTGAGE   PRINCIPAL    CREDIT     LTV
STATE                       LOANS       BALANCE        LOANS     BALANCE      SCORE      RATIO
Alabama..............          18               $        0.63%   $113,074      716        81.29%
                                        2,035,340
Arkansas.............           3         314,646        0.10     104,882      687        78.78
Arizona..............          35       9,355,558        2.89     267,302      708        77.82
California...........         253     103,374,421       31.92     408,595      725        69.29
Colorado.............          33       5,540,472        1.71     167,893      706        74.04
Connecticut..........          18       4,449,158        1.37     247,175      735        78.95
District of Columbia.           8       2,326,129        0.72     290,766      734        77.84
Delaware.............           3       1,167,556        0.36     389,185      732        85.49
Florida..............         127      27,122,852        8.38     213,566      713        78.70
Georgia..............          30       5,143,394        1.59     171,446      706        79.36
Hawaii...............           2         864,150        0.27     432,075      693        68.17
Iowa.................           2         152,973        0.05      76,487      756        82.45
Idaho................           8       1,338,289        0.41     167,286      720        78.80
Illinois.............          49      10,522,043        3.25     214,736      719        78.97
Indiana..............          25       3,067,568        0.95     122,703      737        81.05
Kansas...............           4         259,756        0.08      64,939      738        87.07
Kentucky.............           8         589,446        0.18      73,681      723        77.26
Louisiana............          26       4,058,236        1.25     156,086      723        82.68
Massachusetts........          32       8,489,496        2.62     265,297      718        78.44
Maryland.............          56      12,692,177        3.92     226,646      715        77.55
Maine................           3       1,373,655        0.42     457,885      679        60.34
Michigan.............          37       5,690,093        1.76     153,786      716        82.07
Minnesota............          10       2,447,347        0.76     244,735      669        71.62
Missouri.............          18       1,711,039        0.53      95,058      714        80.53
Mississippi..........           8       1,149,274        0.35     143,659      712        79.34
Montana..............           1          52,500        0.02      52,500      705        80.00
North Carolina.......          33       4,156,829        1.28     125,965      699        75.88
Nebraska.............           5         341,501        0.11      68,300      696        79.48
New Hampshire........           9       1,636,125        0.51     181,792      706        79.89
New Jersey...........          42      11,720,816        3.62     279,067      719        76.75
New Mexico...........           8       1,683,024        0.52     210,378      713        80.19
Nevada...............          17       5,273,854        1.63     310,227      715        75.95
New York.............          65      19,046,372        5.88     293,021      712        73.73
Ohio.................          31       3,639,679        1.12     117,409      720        83.28
Oklahoma.............          15       1,008,814        0.31      67,254      698        89.66
Oregon...............          18       5,493,793        1.70     305,211      737        72.61
Pennsylvania.........          58       6,886,523        2.13     118,733      723        77.93
Rhode Island.........           4         898,041        0.28     224,510      739        81.08
South Carolina.......           9       2,834,167        0.88     314,907      724        77.23
Tennessee............          19       2,642,795        0.82     139,094      708        78.92
Texas................         103      11,121,457        3.43     107,975      714        79.14
Utah.................          12       2,518,525        0.78     209,877      699        80.99
Virginia.............          63      15,814,947        4.88     251,031      703        75.12
Vermont..............           6       1,337,612        0.41     222,935      703        82.48
Washington...........          50       8,636,266        2.67     172,725      710        79.78
Wisconsin............          13       1,399,380        0.43     107,645      696        79.80
West Virginia........           1         304,486        0.09     304,486      718        85.00
Wyoming..............           1         161,007        0.05     161,007      687        47.00
 Total, Average or
Weighted Average.....       1,399    $323,843,584      100.00%   $231,482      717        75.02%

     No more  than 0.6% of the  mortgage  loans  will be  secured  by  mortgaged properties  located in any one zip code area in California and no more than 0.5%
of the mortgage loans will be secured by mortgaged properties located in any one zip code area outside California.
===============================================================================================================

                    DOCUMENTATION TYPES OF THE MORTGAGE LOANS

                                                                           WEIGHTED
                          NUMBER OF                PERCENT OF   AVERAGE    AVERAGE     WEIGHTED
                          MORTGAGE    PRINCIPAL     MORTGAGE    PRINCIPAL  CREDIT      AVERAGE
DOCUMENTATION TYPE          LOANS       BALANCE       LOANS      BALANCE     SCORE     LTV RATIO
Full Documentation....        438     $84,193,987      26.00%    $192,224      715        77.46%
Reduced Documentation.        538     143,043,669      44.17      265,880      719        73.91
No Stated Income........      142      36,699,788      11.33      258,449      715        74.60
No Income/No Asset
Verification............      281      59,906,139      18.50      213,189      718        74.48
  Total, Average or
Weighted Average........    1,399     $323,843,584    100.00%    $231,482      717        75.02%

==============================================================================================================
     No more than 34.5% of the reduced loan documentation mortgage loans will be secured by mortgaged properties located in California. For purposes of the above table,  reduced  documentation  includes  mortgage loans which were underwritten under a no stated income or no income/no asset program.

     Approximately 0.6% of the mortgage loans were underwritten pursuant to a streamlined refinancing documentation program, which permits mortgage loans to be refinanced with only limited verification or updating of underwriting information obtained at the time that the refinanced mortgage loan was underwritten. See "The Trusts--Underwriting Policies--General Standards" in the prospectus.









                      MORTGAGE RATES OF THE MORTGAGE LOANS

                                                  PERCENT                 WEIGHTED
                        NUMBER OF                    OF       AVERAGE      AVERAGE    WEIGHTED
                        MORTGAGE     PRINCIPAL    MORTGAGE   PRINCIPAL     CREDIT     AVERAGE
MORTGAGE RATES (%)        LOANS       BALANCE      LOANS      BALANCE       SCORE     LTV RATIO
5.500 - 5.624.......          1      $   214,408      0.07%    $214,408      708         80.00%
5.625 - 5.749.......          6        2,702,416      0.83      450,403      750         74.81
5.750 - 5.874.......         17        5,819,552      1.80      342,327      728         69.00
5.875 - 5.999.......         36       11,712,500      3.62      325,347      712         65.35
6.000 - 6.124.......         40       11,859,153      3.66      296,479      724         71.79
6.125 - 6.249.......         53       16,156,038      4.99      304,831      738         67.49
6.250 - 6.374.......         94       28,610,194      8.83      304,364      729         70.61
6.375 - 6.499.......         93       25,481,856      7.87      273,998      726         73.81
6.500 - 6.624.......        123       36,570,061     11.29      297,318      722         74.00
6.625 - 6.749.......         79       19,270,113      5.95      243,925      720         74.87
6.750 - 6.874.......        100       22,143,371      6.84      221,434      709         74.17
6.875 - 6.999.......        146       34,421,337     10.63      235,763      711         75.34
7.000 - 7.124.......         80       16,686,277      5.15      208,578      717         74.72
7.125 - 7.249.......         65       12,900,417      3.98      198,468      703         77.72
7.250 - 7.374.......         86       15,098,733      4.66      175,567      704         75.94
7.375 - 7.499.......         58        9,923,260      3.06      171,091      703         80.70
7.500 - 7.624.......         82       13,899,042      4.29      169,501      708         80.22
7.625 - 7.749.......         46        7,321,262      2.26      159,158      703         80.31
7.750 - 7.874.......         42        6,876,470      2.12      163,725      713         80.64
7.875 - 7.999.......         44        4,922,654      1.52      111,878      714         80.00
8.000 - 8.124.......         34        4,284,761      1.32      126,022      703         89.35
8.125 - 8.249.......         33        7,323,737      2.26      221,931      724         82.26
8.250 - 8.374.......         13        2,662,131      0.82      204,779      722         85.64
8.375 - 8.499.......          7        1,856,911      0.57      265,273      721         86.58
8.500 - 8.624.......          9        1,688,876      0.52      187,653      721         90.04
8.625 - 8.749.......          4          913,044      0.28      228,261      720         90.97
8.750 - 8.874.......          4        1,129,214      0.35      282,303      680         83.42
8.875 - 8.999.......          1          113,745      0.04      113,745      695         95.00
9.000 - 9.124.......          1          481,871      0.15      481,871      687         90.00
9.125 - 9.249.......          1          373,051      0.12      373,051      689         90.00
9.750 or greater....          1          427,130      0.13      427,130      693         95.00
  Total, Average or
Weighted Average....      1,399     $323,843,584    100.00%    $231,482      717         75.02%

     As of the cut-off date, the weighted  average mortgage rate of the mortgage loans will be approximately 6.7983% per annum.
===============================================================================================================





                NET MORTGAGE RATES OF THE DISCOUNT MORTGAGE LOANS

                                                      PERCENT               WEIGHTED
                            NUMBER OF                    OF      AVERAGE    AVERAGE     WEIGHTED
                            MORTGAGE     PRINCIPAL    MORTGAGE   PRINCIPAL  CREDIT      AVERAGE
NET MORTGAGE RATE (%)         LOANS       BALANCE       LOANS     BALANCE     SCORE     LTV RATIO
5.220..................            1     $   214,408      0.07%   $214,408     708         80.00%
5.345..................            6       2,702,416      0.83     450,403     750         74.81
5.465..................            1         356,653      0.11     356,653     736         85.00
5.470..................           17       5,819,552      1.80     342,327     728         69.00
5.565..................            1          67,915      0.02      67,915     759         90.00
5.595..................           35      11,593,629      3.58     331,247     712         65.20
5.690..................            1         236,620      0.07     236,620     713         97.00
5.719..................            1         118,872      0.04     118,872     772         80.00
5.720..................           40      11,859,153      3.66     296,479     724         71.79
5.845..................           52      15,799,385      4.88     303,834     738         67.10
5.940..................            4         630,278      0.19     157,569     764         91.76
5.970..................           93      28,542,279      8.81     306,906     729         70.56
  Total, Average or
Weighted Average.......          252     $77,941,159     24.07%   $309,290     728         69.65%

===============================================================================================================
     As of the cut-off date, the weighted  average of the Discount  Fractions of the Discount Mortgage Loans will be approximately 3.572649934%.


                ORIGINAL PRINCIPAL BALANCES OF THE MORTGAGE LOANS

                                                     PERCENT              WEIGHTED
                          NUMBER OF                     OF     AVERAGE     AVERAGE    WEIGHTED
ORIGINAL MORTGAGE         MORTGAGE      PRINCIPAL    MORTGAGE  PRINCIPAL  CREDIT       AVERAGE
 LOAN BALANCE  ($)          LOANS        BALANCE      LOANS     BALANCE     SCORE     LTV RATIO
100,000 or less.......          406     $27,826,413     8.59%  $             718        76.86%
                                                                  68,538
100,001 - 200,000.....          390      57,452,673    17.74     147,315     716        77.74
200,001 - 300,000.....          213      53,785,661    16.61     252,515     717        77.00
300,001 - 400,000.....          149      51,956,044    16.04     348,698     715        75.17
400,001 - 500,000.....          109      49,173,036    15.18     451,129     717        73.75
500,001 - 600,000.....           66      35,816,871    11.06     542,680     720        72.32
600,001-  700,000.....           38      24,286,596     7.50     639,121     723        71.30
700,001 - 800,000.....           13       9,727,580     3.00     748,275     703        71.78
800,001 - 900,000.....            6       5,138,994     1.59     856,499     735        74.66
900,001 - 1,000,000...            8       7,559,716     2.33     944,964     733        70.43
1,100,001 - 1,200,000.            1       1,120,000     0.35                 688        70.00
                                                               1,120,000
  Total, Average or
Weighted Average........      1,399    $323,843,584      100.00$             717        75.02%
                                                                 231,482








                    ORIGINAL LTV RATIOS OF THE MORTGAGE LOANS
===============================================================================================================

                                                 PERCENT
                       NUMBER OF                    OF        AVERAGE        WEIGHTED
ORIGINAL               MORTGAGE     PRINCIPAL    MORTGAGE    PRINCIPAL       AVERAGE
LTV  RATIO (%)           LOANS       BALANCE       LOANS      BALANCE      CREDIT SCORE
00.01 - 50.00......          84    $ 17,847,634      5.51%      $212,472       726
50.01 - 55.00......          28       8,022,229      2.48        286,508       708
55.01 - 60.00......          39       8,843,491      2.73        226,756       709
60.01 - 65.00......          76      23,542,050      7.27        309,764       719
65.01 - 70.00......         101      37,079,386     11.45        367,123       715
70.01 - 75.00......         123      34,978,363     10.80        284,377       711
75.01 - 80.00......         663     148,183,728     45.76        223,505       720
80.01 - 85.00......          37       5,608,848      1.73        151,590       702
85.01 - 90.00......         167      24,260,028      7.49        145,270       709
90.01 - 95.00......          70      13,825,284      4.27        197,504       727
95.01 - 100.00.....          11       1,652,542      0.51        150,231       739
  Total, Average or
---------------------     1,399    $323,843,584    100.00%      $231,482       717
Weighted Average...

===============================================================================================================
The weighted  average  Loan-to-Value  ratio at origination of the mortgage loans will be approximately 75.02%.


                     AMORTIZATION TYPE OF THE MORTGAGE LOANS

                      NUMBER OF   PRINCIPAL                    AVERAGE      WEIGHTED     WEIGHTED
                      MORTGAGE  --------------PERCENTAGE OF   PRINCIPAL     AVERAGE      AVERAGE
AMORTIZATION TYPE       LOANS      BALANCE    MORTGAGE LOANS   BALANCE    CREDIT SCORE  LTV RATIO
Fully Amortizing...  1,156        $229,301,416     70.81%        $198,358     717          75.41%
Interest Only Period
-5 Years...........      1             980,000      0.30          980,000     773          70.00
Interest Only Period
-10 Years..........    242          93,562,167     28.89          386,621     717          74.11
  Total, Average or
Weighted Average...  1,399        $323,843,584    100.00%        $231,482     717          75.02%

===============================================================================================================




        This supplement may be used to offer or sell the certificates offered hereby only if accompanied by the prospectus supplement and prospectus.

        Dealers will be required to deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the certificates offered hereby and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the offered certificates, whether or not participating in this offering, may be required to deliver a supplement, prospectus supplement and prospectus until ninety days following the date hereof.

BEAR, STEARNS & CO. INC.                                           JPMORGAN
------------------------------------------------- ------------------------------
                                  UNDERWRITERS